Exhibit 99.1

VERITAS DGC INC. ANNOUNCES

FIRST FISCAL QUARTER RESULTS

Houston – December 6, 2006 – Veritas DGC Inc. (NYSE: VTS) today announced its financial results for its first fiscal quarter ended October 31, 2006. Revenue and earnings compared to the prior year’s first fiscal quarter follow:

	Three Months Ended October 31
	2006	2005
	(millions, except per share amounts)
Revenue	$230.8	$168.7
Net income	27.5	11.8
Diluted earnings per share	0.68	0.32

Chairman and CEO Thierry Pilenko commented, “Following our fiscal year 2006 record performance, I am pleased to report that our fiscal year 2007 is off to an outstanding start with revenue of $231 million or 37% above last year, operating income more than doubling quarter over quarter to $38 million and net income also more than doubling to $28 million - each setting all time first quarter records. Operating income without exceptional items would have been higher by $14 million. These outstanding results were driven by strong sales across all product lines and regions. Performance was especially strong in the Canadian Foothills, Gulf of Mexico, North Sea and Kazakhstan. In Kazakhstan, we successfully completed our first season of multi-client acquisition as part of an exclusive five year agreement for the acquisition of non-exclusive seismic data over the entire open acreage of the Kazakh sector of the Caspian Sea.

Looking forward we remain confident, within the current global economic environment, that exploration spending will further strengthen and demand for seismic services will continue to surpass capacity. These trends support a longer term view of robust conditions in the seismic industry, as seen in our $550 million record backlog. The on-going strength of the industry together with the potential benefits achievable from the previously announced merger agreement between Compagnie Generale de Geophysique (CGG) and Veritas create a very positive outlook for 2007 and beyond.”

Exceptional items in operating income included merger and related costs of $10.3 million, depreciation of $2.7 million related to the land acquisition business and professional fees of $1.4 million related to obtaining a significant refund from a foreign taxing authority. The impact of these exceptional items reduced operating income by $14.4 million.

Revenue for the first fiscal quarter was $231 million, a $62 million or 37% increase from prior year’s first fiscal quarter.

	Three Months Ended October 31,
	2006	2005
	(millions)
Multi-client:
Land	$43.7	$25.9
Marine	64.6	48.6
Subtotal	108.3	74.5
Contract:
Land	48.8	47.6
Marine	73.7	46.6
Subtotal	122.5	94.2
Total Revenue	$230.8	$168.7

Revenue by segment:
North and South America (NASA)	$139.3	$102.8
Europe, Africa, the Middle East, and CIS (EAME)	54.2	34.8
Asia Pacific (APAC)	32.2	26.8
Veritas Hampson Russell (VHR)	5.1	4.3
Total Revenue	$230.8	$168.7

Multi-client

Multi-client revenue in the first quarter of fiscal 2007 of $108.3 million increased by $33.8 million, or 45%, compared to the prior year’s first fiscal quarter. Land multi-client and marine multi-client contributed increases of $17.8 million and $16.0 million, respectively. The increases in the land multi-client revenue came primarily from Canada survey sales. Marine survey sales continue to remain strong globally with particularly good results coming from the Gulf of Mexico and the North Sea. In addition, we had significant multi-client sales from Kazakhstan, a new and promising area for Veritas.

Contract

Total contract revenue increased $28.3 million, or 30%, from the prior year’s first fiscal quarter with strong growth from marine acquisition and imaging work from across all geographic regions. Our NASA region continues to see significant growth in revenues from the Gulf of Mexico area. Our land contract business remains strong, improving from the excellent first quarter results from the prior year that included a large project in South America.

Operating Income

Operating income for the first quarter of fiscal 2007 of $37.9 million more than doubled from the $18.3 million in the prior year’s first fiscal quarter. The increase in the operating income was primarily due to higher revenue and margins in both multi-client and contract work. Margin increases were generated by marine multi-client sales in the Gulf of Mexico, Canada, North Sea and Kazakhstan.

Operating income included $10.3 million of merger and related costs. We terminated discussions with a third party relating to the possible sale of our land seismic acquisition business during the first quarter of fiscal 2007. The $10.3 million includes fees in connection with the termination of those discussions, consisting of amounts paid in settlement of all claims by the third party buyers and professional fees, including accounting and legal fees, and professional fees related to the pending merger with CGG.

-more-

Also included in operating income in the first quarter of fiscal 2007 was approximately $2.7 million of depreciation that related to the land seismic acquisition assets that were considered held for sale during fiscal 2006. Another significant item within operating income was $1.4 million of professional fees related to obtaining a significant refund from a foreign taxing authority. The benefit of the refund was recorded as a reduction of income tax expense.

General and administrative expenses increased $2.6 million from the prior year’s first fiscal quarter primarily due to the professional fees related to the tax refund discussed above.

Other items

Interest expense increased by $0.7 million from the prior year’s first fiscal quarter as a result of increases in the LIBOR rate on the $155 million convertible debt. Interest income increased $3.1 million compared to the prior year’s first fiscal quarter due to a higher cash balance and higher interest rates.

In the first quarter of fiscal 2006, the Company recognized a pre-tax insurance gain of $2 million related to insurance settlements for the equipment loss on the Veritas Viking experienced in fiscal year 2005.

Income Taxes

The Company’s effective tax rate for the quarter ended October 31, 2006 was 32%, which is lower than the 35% U.S. statutory rate and the prior year’s first quarter tax rate of 43%. The reduction in the current quarter rate was attributable to non-U.S. activities and a $5.0 million tax benefit related to a refund received from a foreign taxing authority with respect to certain prior year tax matters. This reduction was partially offset by a $3.6 million tax provision related to $10.3 million of non-deductible merger and related costs. The Company currently expects the effective tax rate for the full year fiscal 2007 to be in the range of 33% to 34%.

Backlog

At October 31, 2006, our backlog was up to a record $550 million compared to $456 million at July 31, 2006 and $459 million at October 31, 2005.

Balance Sheet

The Company ended the first quarter with approximately $354 million in cash and $155 million in convertible debt. The debt of $155 million is considered short term because the stock price has remained above the level that triggers the convertibility features of the debt.

Investment in the multi-client library, net of depreciation, was approximately $81 million for the first quarter compared to $62 million in the prior fiscal year’s first quarter. Our multi-client balance was $324 million at October 31, 2006.

Conference Call

The Company’s customary conference call is scheduled for tomorrow, December 7th, at 8 a.m. central. Following a brief presentation, participants will have the opportunity to ask questions. The dial in number to participate is 800-374-0113 or 706-758-9607.

A live webcast of the conference call with the related slide presentation will be available on the Company’s website, www.veritasdgc.com. Windows Media Player software is required and is available, free of charge, for download through the website. Individuals accessing the webcast will be “listen only” and will be unable to take part in the Q&A session.

A digital replay will be available shortly after the conclusion of the call until the close of business Wednesday, December 20, 2006. Interested persons can phone 800-642-1687 or 706-645-9291 (pin code 9300057#).

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

INVESTOR NOTICE

In connection with the proposed transaction between Compagnie Générale de Géophysique (“CGG”) and Veritas DGC Inc. (“Veritas”), CGG has filed a registration statement on Form F-4 (File no. 333-138033) (the “Form F-4”), which includes a definitive Proxy Statement/Prospectus, dated November 30, 2006, relating to the CGG ordinary shares underlying the CGG American Depositary Shares (“ADSs”) to be issued in the proposed transaction. CGG and Veritas have also filed, and intend to continue to file, additional relevant materials with the Securities and Exchange Commission (the “SEC”), including the filing by CGG with the SEC of a Registration Statement on Form F-6 (the “Form F-6” and together with the Form F-4, the “Registration Statements”) which will include a preliminary prospectus and related materials to register the CGG ADSs, as well as the CGG ordinary shares underlying such CGG ADSs, to be issued in exchange for shares of Veritas common stock. The Registration Statements and the Proxy Statement/Prospectus contain and will contain important information about Veritas, CGG, the proposed transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully, and any other relevant documents filed with the SEC, including all amendments, because they contain important information. Investors and security holders may be able to obtain free copies of the documents filed with the SEC by CGG and Veritas (including the Form F-4 and, when filed, the Form F-6) through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may be able to obtain free copies of materials filed with the SEC by CGG and Veritas (including the Form F-4 and, when filed, the Form F-6) by contacting Investor Relations at +1 832 351 8821 and from CGG by contacting Investor Relations at invrel@cgg.com or by telephone at +33 1 64 47 38 31.

Veritas and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein is included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Veritas’s Form 10-K/A (Amendment No. 1), which was filed with the SEC on or about November 28, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from Veritas by contacting Investor Relations at +1 832 351 8821.

CGG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in CGG’s Form 20-F filed with the SEC on May 9, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from CGG by contacting Investor Relations at +33 1 64 47 38 31.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle

Investor Relations

Tele: +1 832 351 8821

mindy_ingle@veritasdgc.com

Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	October 31,
	2006	2005

Revenue	$230,831	$168,678

Cost of services	165,792	136,666
Research and development	5,404	4,902
Merger and related costs	10,259	—
General and administrative	11,432	8,855
Operating income	37,944	18,255
Interest expense	2,188	1,476
Interest income	(4,983)	(1,901)
Gain on involuntary conversion of assets	—	(2,000)
Other (income) expense, net	29	(126)
Income before provision for income taxes	40,710	20,806
Income taxes	13,182	9,019
Net income	$27,528	$11,787

Earnings Per Share:
Basic:
Net income per common share	$0.77	$0.34
Weighted average common shares	35,973	34,689

Diluted:
Net income per common share	$0.68	$0.32
Weighted average common shares	40,748	36,838

Supplemental Data:
Cash Flow Data:
Depreciation and amortization, net	$14,619	$9,045
Multi-client amortization	57,925	52,840

Multi-client expenditures, net cash	80,901	61,622
Capital expenditures	19,221	11,451

Balance Sheet Data (at period end):
Cash	$353,819	$227,971
Debt (1)	155,000	155,000

Multi-client data library	324,069	333,250
Total shareholders’ equity	749,833	607,830

(1) The debt of $155 million has been classified as a current liability since October 31, 2005 because the stock price has remained above the level that triggers the convertibility features of the debt.